EXHIBIT 99.1

COMPREHENSIVE BEHAVIORAL CARE, INC. ANNOUNCES EXPANSION
INTO MEDICARE AND PHARMACY BENEFIT MANAGEMENT

TAMPA, FL – (BUSINESSWIRE) – July 6, 2005 – Comprehensive Behavioral Care, Inc. (CompCare), a wholly owned subsidiary of Comprehensive Care Corporation (OTCBB: CHCR), today announced that it has been selected to provide managed behavioral health and substance abuse services for Medicare members of one new healthplan in Pennsylvania as well as four “start-up” Medicare plans in Florida, Texas, and Connecticut. In addition to the new Medicare business, the company also announced that it has expanded its Behavioral Health Pharmacy Management Program, which now services clients in Indiana and Michigan.

The new business marks CompCare’s growing presence in the Medicare market as well as its expansion into new geographic areas in Pennsylvania. Under these new contracts, CompCare will provide behavioral health and substance abuse services to an aggregate of approximately 8,000 new Medicare members.

Mary Jane Johnson, Chief Executive Officer, said, “This is an exciting time at CompCare. These new contracts provide a great opportunity to further develop our presence in the Medicare market. We will continue to focus our efforts in this arena, as we believe the changes brought about by the Medicare Modernization Act of 2003 will create additional growth opportunities for us. Additionally, the expanded contract to provide Pharmacy Benefit Management demonstrates our focus on delivering high quality, innovative solutions to help our clients further reduce costs and improve member outcomes.”

About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in Connecticut, Florida, Michigan, and Texas; serves approximately 900,000 covered individuals nationwide; and has a network of approximately 8,000 qualified behavioral health practitioners. With 35 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, our ability to obtain additional financing, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer — (813) 288-4808

204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare-shareholders.com